Kaidi Power Pinglu Wind Farm Phase I Project

Wind Turbine Equipment Supply Contract

This document is a summary translation of key terms only from the original contract that is written in Chinese.  It is a summary, not a complete translation, and not all words or meanings may have the same effect as in the original contract.

Date: September, 2008

Venue: Wuhan

1.	Definition

1.1.	“Buyer” means Wuhan Kaidi Electronic Project Ltd.

1.2.	“Supplier” means Wuhan Guo Ce Nordic New Energy Ltd.

2.	Contract

2.1.	This contact should include 50 units of GCN1000 wind turbines for the buyer’s Kaidi Power Pinglu Wind Farm Project.

2.2.	The supplier should be responsible for transportation and insurance.

2.3.	Within 15 years after the verification check, supplier is liable to provide the necessary replacement parts to maintain the operation of its equipment at market price.

3.	Contract terms

3.1.	Total contract price is at RMB 321.7 million, including:

3.1.1.	50 units of wind turbines at RMB 300 million (50units×RMB 6 million per unit)

3.1.2.	Technical service fees at RMB 5.465 million

3.1.3.	Transportation and other expenses: RMB 9.2805 million

3.1.4.	Replacement parts and specialized tools: RMB 6.9545 million

4.	Payment terms

4.1.1.	Within 30 days after the contract effective date, buyer should pay 10% (RMB 600 thousand) of the total price per unit to the supplier as deposit

4.1.2.	30% of the total price per unit to be paid when the production progress reach 60%

4.1.3.	30% of the total price per unit to be paid within 30 days after delivery

4.1.4.	25% of the total price per unit to be paid within 30 days after the initial verification

4.1.5.	5% of the total price per unit as retention money to be paid within 30 days after the final verification letter

4.2.	Technical service fees, transportation cost, replacement parts cost, and specialized tools cost total at RMB 21.70 million, per unit is at RMB 434 thousand, to be paid before the delivery.